UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                            Filed by a  Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2016

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 26, 2016, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	The election of eight directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been elected or appointed;

2.	An advisory vote on executive compensation;

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached Proxy Statement.

The Company’s Board of Directors has fixed March 31, 2016 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2015.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. The notice accompanying this Proxy Statement contains instructions on how to submit your proxy by telephone. Whether or not you expect to attend in person, we urge you to vote as promptly as possible. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Caroline Beasley, Secretary

Naples, Florida

April 15, 2016

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 26, 2016, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement and the Company’s Annual Report to Stockholders are first being made available to stockholders on or about April 15, 2016.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m. Eastern time, March 31, 2016, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on March 31, 2016, the Company had 6,655,699 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws (the “Bylaws”), in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal 1: Election of Directors”) and except in certain other specific circumstances, the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of the presence in person or by proxy of a majority of the votes entitled to be cast on a matter to be acted upon at the Annual Meeting. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.

Shareholders of record may submit their proxy by telephone prior to the Annual Meeting, rather than filling out and mailing a proxy card. To help explain this process, we have included a brief question and answer section below.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you can vote by telephone by following the instructions on the Notice of Availability of Proxy Materials.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly submitted by telephone and not revoked, will be voted in accordance with your instructions relating to the election of directors. If any other matter is properly presented, the persons named as proxies will have discretion to vote in their best judgment.

Unless you give other instructions when you cast your vote by telephone, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors and a vote will be cast FOR the election of directors, FOR the advisory vote on executive compensation and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by:

•	giving written notice of revocation to our Secretary, Caroline Beasley;

•	by delivering a proxy bearing a later date (including by telephone); or

•	by attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above and on the Notice of Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is the deadline for voting my shares?

If you are a shareholder of record, and plan to vote by telephone, your vote must be received by 11:59 p.m. Eastern time on May 25, 2016. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder that holds the shares on your behalf.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

Nominees to be Elected by the Holders of the Class A Shares:

Mark S. Fowler, age 74, has been an independent Director of Beasley Broadcast Group, Inc. since February 2000. Mr. Fowler served as a Director of TalkAmerica, Inc., a publicly held company until the company was sold in December 2006. Mr. Fowler also served as Chairman of AssureSat, Inc., a satellite services provider that he co-founded in 1997 until the company was dissolved in December 2004. Since 2010, Mr. Fowler has been the Managing Member of Digital PowerRadio, LLC, a digital broadcast technology company. Since 2010, Mr. Fowler has been a co-founder of Critical Alert Systems, LLC, a high power wireless critical alert messaging service focused primarily on serving hospitals. Mr. Fowler was a senior communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and in that capacity represented telecommunications companies including broadcast companies. Mr. Fowler served as Chairman of the FCC from 1981 until 1987. Mr. Fowler’s qualifications for election to the Board of Directors include his extensive legal and regulatory knowledge gained through his past service as Chairman of the FCC and a lawyer specializing in communications law for more than twenty years. Mr. Fowler also brings with him his entrepreneurial experiences as a founder and board member of three start-up companies.

Herbert W. McCord, age 73, has been an independent Director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over 30 years. Mr. McCord served as a member of the Board of Trustees of the Radio Advertising Bureau for 25 years. Mr. McCord’s qualifications for election to the Board of Directors include thirty years of experience in the radio broadcast industry, including valuable insights gained through his service as President of a management company specializing in the radio broadcast industry and his service on the boards of other entities.

Nominees to be Elected by the Holders of All Classes of Common Stock:

George G. Beasley, age 84, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley is currently on medical leave of absence from his position as Chief Executive Officer but continues to serve as Chairman. Mr. Beasley has served on the Board of Trustees of Appalachian State University. He served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his fifty-one years of management experience in the radio broadcast industry. He is the founder of our Company and brings with him unsurpassed knowledge of our Company, its history and its competitors.

Bruce G. Beasley, age 58, has served as Beasley Broadcast Group, Inc.’s President since 1997, Co-Chief Operating Officer from February 2001 until February 2006, Chief Operating Officer since February 2006, and as a Director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry gained through his service at all levels of employment with our Company, from station sales manager to his current position as President and Chief Operating Officer.

Caroline Beasley, age 53, has served as Beasley Broadcast Group, Inc.’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary since 1994 and as a Director since 1983. She is also currently serving as Interim Chief Executive Officer during George G. Beasley’s medical leave of absence. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley currently serves on the Board of Directors of BMI and on the Board of Directors of the National Association of Broadcasters. She is also a member of the University of North Carolina Board of Visitors. She previously served on the Board of Directors of the Radio Music License Committee and on the Board of Directors and the Radio Executive Committee of the National Association of Broadcasters. Ms. Beasley has a B.S. from the University of North Carolina. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley. Ms. Beasley’s qualifications for election to the Board of Directors include her valuable financial expertise, gained through her experience in various capacities at the Company over the past thirty years. Ms. Beasley also has gained valuable insight into the radio broadcast industry through her service on the Boards of the industry groups mentioned above.

Brian E. Beasley, age 56, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a Director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station and subsequently served as General Manager of numerous different radio stations. Mr. Beasley has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his valuable experience and knowledge of day-to-day operations at the Company. He has gained this experience by serving at all levels of our organization, from Account Executive to his current position as Vice President of Operations.

Joe B. Cox, age 76, has been an independent Director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is of counsel at the law firm of Ackerman, LLP. Prior to joining Ackerman LLP, he was a partner at the law firm of Cox & Carlson. Mr. Cox has practiced law for over 40 years, primarily in the tax, corporate and estate law areas. Mr. Cox’s qualifications for election to the Board of Directors include his extensive experience as an attorney practicing in the areas of tax, business transactions and estate law. He also has significant experience with audit and accounting matters, having served on the Audit Committee of this Company and previously on the Audit Committee of the Bank of Florida Corp.

Allen B. Shaw, age 72, has served as Vice Chairman of the Board of Directors of Beasley Broadcast Group, Inc. since February 2001. Mr. Shaw also served as Co-Chief Operating Officer of the Company from February 2001 to January 2006. From 1997 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting, LLC effective October 1, 2004. Centennial Broadcasting, LLC currently owns 6 radio stations in Virginia. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a Director of the Library of American Broadcasting. Mr. Shaw’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry and significant executive management experience gained through 40 years as a senior executive and chief executive officer of radio broadcast companies.

Unless otherwise indicated, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met four times during 2015 and did not act by unanimous written consent. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors of which he or she was a member. The Company does not have a formal policy regarding director attendance as annual meetings of stockholders, but encourages directors to attend. All of our then-current directors, except Mr. Fowler, attended the 2015 Annual Meeting of stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Leadership Structure

Like a majority of publicly traded companies in the United States, our Chief Executive Officer currently serves as Chairman of the Board of Directors. In his position as Chief Executive Officer, Mr. Beasley has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. We believe that this structure reduces the likelihood of confusion about leadership roles and duplication of efforts. During Mr. Beasley’s medical leave of absence Caroline Beasley is serving as Interim Chief Executive Officer and Mr. Beasley continues to serve as Chairman.

The Board believes that Mr. Beasley, as the founder and majority shareholder of our Company with more than fifty years of management experience in the radio broadcast industry, detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to identify the key risks facing the organization and ensure that these are brought to the attention of the Board.

The Company has procedures to ensure a strong and independent Board. The Audit Committee and the Compensation Committee consist entirely of non-management directors. In addition to their responsibilities on these Committees, these independent directors meet in executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board has not designated a lead independent director.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities and the Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, the Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management processes and overall risk management system.

The Board performs this function by receiving management updates on the Company’s business operations, financial results and strategy at its regularly scheduled meetings. The Audit and Compensation Committees, which consist entirely of independent directors, assist the Board in its oversight of risk management. Currently, the risk areas reported to the Board relate to credit risk, liquidity risk, fraud risk and operational risks including regulatory, economic, competitive, legal, and mergers and acquisitions risks.

The Board administers its risk oversight function by (i) identifying key areas of risk exposure facing the Company; (ii) discussing the level of risk the Company is willing to take and the variance from stated risk tolerance that is considered acceptable; (iii) identifying and discussing the key risk indicators and the early warning signs of increased risk exposure; and (iv) discussing with management the Company’s guidelines for monitoring risk indicators and encouraging communication of key risk indicators to management and the Board.

Committees of the Board of Directors

During 2015, the Board of Directors had an Audit Committee and a Compensation Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because the Company is a controlled company as defined in the NASDAQ Listing Rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the full Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Board does not have a specific policy regarding diversity of director candidates. However, as a matter of practice the Board recommends candidates based on the diversity their business or professional experience, background, talents and perspectives. The Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, educational and professional background of current and prospective directors. The Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Cox, Fowler and McCord, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Cox is an Audit Committee financial expert as that term is defined in the Exchange Act. The responsibilities of the Audit Committee as set forth in its written charter include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met nine times during 2015 and did not act by unanimous written consent. The charter of the Audit Committee is available on the Company’s website at www.bbgi.com.

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviewing the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met four times during 2015 and did not act by unanimous written consent. As a “controlled company,” the Compensation Committee is not required to, and does not, have a charter.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board) has served the Board’s and the stockholders’ needs. In view of SEC disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of the Secretary.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the overall compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote is commonly referred to as “say-on-pay.”

In 2013, the Board recommended that this say-on-pay vote be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will include an advisory resolution to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote in 2019.

Our executive compensation programs are designed to convey recognition of services performed by the recipients and motivate and retain the recipients over the long term. The purpose of the executive compensation is to provide competitive compensation in order to attract, motivate, and retain talented and experienced executives, who are instrumental to our success, and to reward the executive officers for the achievement of short-term and long-term strategic and operational goals and the creation of enhanced value for our stockholders. We seek to closely align the interests of our named executive officers with the interests of our stockholders, and our Compensation Committee regularly reviews named executive officer compensation against peer companies, the general market trend and other industry data to ensure that such compensation is consistent with our compensation philosophy.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Summary Compensation Table, the other related compensation tables and narrative discussion.”

This advisory resolution is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” proposal number 2.

NAMED EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	84	Chairman and Chief Executive Officer
Bruce G. Beasley	58	President, Chief Operating Officer and Director
Caroline Beasley	53	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director

EXECUTIVE COMPENSATION

2015 SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of the named executive officers during 2014 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
George G. Beasley	2015	725,757	130,750	275,000	13,219	(3)	1,144,726
Chairman & Chief Executive Officer	2014	705,765	231,000	300,000	13,299		1,250,064
Bruce G. Beasley	2015	472,083	130,750	125,000	12,557	(4)	740,390
President and Chief Operating Officer	2014	459,080	231,000	150,000	12,251		852,331
Caroline Beasley	2015	452,740	130,750	125,000	21,498	(4)	729,988
Chief Financial Officer	2014	440,273	231,000	150,000	21,006		842,279

(1)	The grant date fair value amounts in this column were calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in note 12 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016. On March 11, 2015, each named executive officer was awarded 25,000 shares of restricted Class A common stock with a grant date fair value of $130,750, all of which remained restricted as of December 31, 2015. These awards vested on February 11, 2016. On March 12, 2014, each named executive officer was awarded 25,000 shares of restricted Class A common stock with a grant date fair value of $231,000. These awards vested on February 11, 2015. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends.
(2)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent annual cash bonuses earned for 2014 and 2015, respectively. Annual cash bonuses for our named executive officers were paid under our Performance Incentive Plan, which was adopted by our Board of Directors, effective as of January 1, 2012.
(3)	Other compensation includes a car allowance of $12,000 per annum and reimbursement for the named executive officer’s portion of dental, vision and long-term disability insurance premiums.
(4)	Other compensation includes reimbursement for the named executive officer’s portion of health, dental, vision and long-term and short-term disability insurance premiums.

Employment Agreements

The Company entered into an employment agreement with George G. Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which he serves as the Chief Executive Officer and

Chairman of the Board of Directors. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. For 2015, Mr. Beasley agreed to an increase to his annual base salary of 3%. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of the current term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the current term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Bruce G. Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which he serves as President and Chief Operating Officer. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. For 2015, Mr. Beasley agreed to an increase to his annual base salary of 3%. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of the current term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the current term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Caroline Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which she serves as Chief Financial Officer. Pursuant to this agreement, Ms. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. For 2015, Ms. Beasley agreed to an increase to her annual base salary of 3%. The employment agreement with Ms. Beasley will be automatically extended for successive one-year periods following the end of the current term, unless Ms. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the current term. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason or material good reason, or upon her death or disability, as described in the section regarding Termination or Change in Control Payments below.

Incentive Compensation

Our Compensation Committee has historically utilized two forms of incentive compensation: annual cash bonuses and equity awards. The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate but to also motivate and retain the recipient over the vesting period.

All of our named executive officers are eligible to receive annual cash bonuses under our Performance Incentive Plan, which was adopted by our Board of Directors, effective as of January 1, 2012 and awards of equity-based compensation under our 2007 Equity Incentive Award Plan.

Annual cash bonus awards are determined based upon our Company’s achievement against a pre-established financial performance metric and the Compensation Committee’s subjective assessment of performance. Target bonus award levels are set for each of the named executive officer and awards may be earned above or below the target level based on the total performance assessment, as determined by our Compensation Committee, although no pre-set formulas are established for this purpose. Awards can be earned in a range of up to a maximum of approximately 40%-50% of base salary for our Chief Operating Officer and Chief Financial Officer and up to approximately 75% of base salary for our Chief Executive Officer. For 2015, the financial performance metric was based on aggregate station operating income, with the performance target level set at $30.3 million. Subjective performance factors that are considered from time to time include station ratings, acquisition and divestiture activity, the Company’s ability to manage extraordinary events and market conditions and the Company’s overall performance relative to other similarly situated radio companies. Performance assessments may vary by individual, although no individual considerations were taken into account for 2015.

In 2015, we attained an aggregate station operating income of $30.3 million and our Compensation Committee generally determined on a subjective basis that performance satisfied expectations for the year. In making its subjective determination of performance, our compensation committee took into account our overall financial and operational performance relative to other similarly situated radio companies as well as our transition activities related to the asset exchange with CBS Radio that was completed in December 2014. These transition activities required continued extraordinary efforts from our named executive officers throughout 2015 and represented a key driver in shaping the strategic focus of our company going forward. Based on these considerations, our named executive officers were each awarded a cash bonus as set forth in the 2015 Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Retirement Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate, including our named executive officers. The 401(k) Plan permits eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees aged twenty-one years or older are eligible to participate in the 401(k) Plan after completing one year of service with the Company. In addition, part-time employees must have completed 1,000 hours of service in order to be eligible to participate in the 401(k) Plan.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2015 for each of the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George G. Beasley	25,000	(1)	$89,750
Bruce G. Beasley	25,000	(1)	$89,750
Caroline Beasley	25,000	(1)	$89,750

(1)	On March 11, 2015, the named executive officer was awarded 25,000 shares of restricted Class A common stock, all of which remained restricted as of December 31, 2015. This award vested on February 11, 2016.
(2)	Market value was determined by multiplying the number of shares that have not vested by the closing stock price of $3.59 on December 31, 2015.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Each of our named executive officers entered into an employment agreement with us effective as of February 11, 2005 and amended as of December 31, 2008, providing for an initial three-year term, subject to automatic one-year renewals if not terminated by either party. The employment agreements provide for severance benefits under certain events. The employment agreements provide that in the event of a termination by us without “cause,” a termination by the executive for “good reason,” or termination of employment due to death or disability, the terminated executive (or, in the case of death, the executive’s estate) will be entitled to (i) severance payment that is equal to one year of the executive’s annual base salary, (ii) continued receipt of certain benefits including medical insurance and life insurance for one year following the date of termination, and (iii) full vesting of all outstanding equity awards. The employment agreements provide for an additional lump sum payment equal to six months of the executive’s annual base salary in the event of a termination by us without “cause,” a termination by the executive for “material good reason,” or termination of employment due to death or disability. In the event of a termination by us as a result of the executive’s disability, the executive will continue to receive his or her annual base salary until the date of termination and be entitled to receive the payments and benefits described above following the date of termination.

Under the employment agreements, “disability” means the absence of the executive from the executive’s duties on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness. “Cause,” means the executive’s: (i) failure substantially to perform his or her duties under the employment agreement, other than any such failure resulting from the executive’s disability, after notice and reasonable opportunity for cure, all as determined by our board of directors; (ii) conviction of a felony or a crime involving moral turpitude; or (iii) fraud or personal dishonesty involving our assets. “Good reason” exists where we fail to make any payment or provide any benefit under the employment agreement or commit a material breach of the employment agreement and do not cure such failure or breach after notice and a reasonable opportunity to cure. “Material good reason” means the occurrence of any of the following: (i) a material diminution in the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location at which the executive must perform services under the employment agreement; or (v) any other action or inaction that constitutes a material breach by us under the employment agreement; provided that the executive submits written notice of the occurrence of each such event within 90 days of the occurrence of such event, and we have not remedied such event within a 30-day period after receipt of such written notice.

2015 DIRECTOR COMPENSATION

The Company’s non-employee directors receive fixed annual fees for their services on the Board of Directors, and Audit and Compensation Committees.

The following table summarizes total compensation earned by each non-employee director during 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joe B. Cox	$33,000	$30,000	$63,000
Herbert W. McCord	$33,000	$30,000	$63,000
Mark S. Fowler	$25,000	$30,000	$55,000
Allen B. Shaw	$25,000	$15,000	$40,000

(1)	Non-employee members of the Board of Directors receive an annual retainer of $25,000. In addition, the chairman of the Audit Committee (Mr. Cox) and the chairman of the Compensation Committee (Mr. McCord) each receive an annual fee of $8,000. Employee members of the Board of Directors, including our named executive officers and Brian E. Beasley, receive no additional compensation for their services provided as a director.
(2)	On March 11, 2015, Messrs. Cox, Fowler, and McCord were each awarded 5,736 shares of restricted Class A common stock all of which are vested as of December 31, 2015. On March 11, 2015, Mr. Shaw was awarded 2,868 shares of restricted Class A common stock all of which are vested as of December 31, 2015. Prior to vesting, shares of restricted stock did not have voting rights or receive dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2016 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the named executive officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time, and are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2016 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
George G. Beasley	1,280,738	(3)	20.1%	10,687,605	(4)	64.1%	52.0%	62.5%
Bruce G. Beasley	215,676		3.4	1,497,955	(5)	9.0	7.4	8.8
Caroline Beasley	179,332	(6)	2.8	1,497,955	(7)	9.0	7.3	8.8
Bradley C. Beasley	106,412	(8)	1.7	1,080,292	(9)	6.5	5.2	6.3
Brian E. Beasley	148,332	(10)	2.3	948,100	(11)	5.7	4.8	5.6
Joe B. Cox	36		*	—		—	*	*
Mark S. Fowler	27,983		*	—		—	*	*
Herbert W. McCord	25,983		*	—		—	*	*
Allen B. Shaw	19,491		*	—		—	*	*
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	2,443,002		38.4	—		—	10.6	1.4
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	411,262		6.5	—		—	1.8	*
All directors and executive officers as a group	1,897,571		29.9%	14,182,700		85.1%	69.9%	83.1%

*	Less than one percent.

(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 6,356,406 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2016.
(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 6,356,406 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2016.
(3)	Includes (i) 152,544 shares held by the beneficial owner; (ii) 47,733 shares held by GGB II Family Limited Partnership; (iii) 1,071,595 shares held by GGB Family Limited Partnership; (iv) 2,288 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 482 shares held by GGB Family Enterprises, Inc., and (vi) 6,096 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004.
(4)	Includes (i) 9,894,229 shares held by GGB II Family Limited Partnership; (ii) 332,171 shares held by GGB Family Limited Partnership; (iii) 164,469 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; and (iv) 296,736 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004. Does not include 39,835 shares held by the Shirley Ann Beasley Revocable Trust dated June 16, 1998. Shirley Beasley is Mr. Beasley’s spouse.
(5)	Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(6)	Includes (i) 167,832 shares held by the beneficial owner, and (ii) 11,500 shares held by the beneficial owner’s children.
(7)	Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(8)	Includes (i) 25,693 shares held by the beneficial owner, (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; and (iii) 16,500 shares held by the beneficial owner’s children.
(9)	Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999, and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08.
(10)	Includes (i) 137,832 shares held by the beneficial owner, and (ii) 10,500 shares held by the beneficial owner’s children.
(11)	Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003, and (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08.

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2015.

We have discussed with the independent auditors, Crowe Horwath LLP, the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards.

We have received and reviewed the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has reappointed Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2015. In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe Horwath will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe Horwath before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe Horwath are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Audit Fees, Other Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe Horwath LLP in 2014 and 2015:

	2014	2015
Audit fees (1)	$277,000	$175,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	9,000	9,000

	$286,000	$184,000

(1)	Includes fees billed for (i) the audit of the Company’s annual financial statements in 2014 and 2015, (ii) the reviews of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q in 2014 and 2015, and (iii) the audit of the assets acquired and the direct revenues and expenses of the assets acquired from CBS Radio in 2014.

(2)	Includes fees billed for the annual audit of the Company’s benefit plan in 2014 and 2015.

All of the services provided to the Company by Crowe Horwath LLP during 2014 and 2015 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Review and Approval of Related Party Transactions In 2007, the Board of Directors adopted the Company’s Related Party Transaction Policy (the “Policy”). The Policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, and in which any related party has or will have a direct or indirect interest. A related party for purposes of the policy includes:

•	any Company executive officer, director or nominee for election as a director;

•	an owner of 5% or more of Company stock; and

•	any immediate family member of any person listed above.

Under the Policy, the Audit Committee of the Board of Directors reviews the facts relating to all related party transactions and either approves or disapproves the Company’s entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the Audit Committee will consider the transaction and, if it determines the transaction to be appropriate, will ratify the transaction at the Committee’s next regularly scheduled meeting.

As adopted, the Policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company where the Related Party’s only relationship with such other company is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or two percent of the charitable organization’s total annual receipts;

•

any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends); and

•	any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

During 2014 and 2015, the Company engaged in several transactions in which our executive officers, including our Chief Executive Officer, George G. Beasley, and members of his family were participants. These transactions are described below. While the Policy had not been adopted at the time certain of these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Policy.

Beasley Family Towers, LLC

On December 31, 2015, the Company sold the tower for one radio station in Augusta, GA to Beasley Family Towers, LLC (“BFT”), which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley,

Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members, for $1.3 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.8 million gain on sale was deferred and will not be recognized until the Company’s continuing involvement is no longer present.

In December 2000, the Company finalized the sale of most of its radio towers and related real estate assets to BFT for $5.1 million in unsecured notes. The Company sold these radio towers and related real estate assets primarily to focus on its core business of operating radio stations. On November 30, 2015, the notes receivable from BFT were repaid in full. The notes totaled $1.7 million as of December 31, 2014. Interest income on the notes receivable from BFT was approximately $50,000 and $37,000 for the years ended December 31, 2014 and 2015, respectively.

On August 4, 2006, the Company entered into an agreement to lease several radio towers for one radio station in Boca Raton, FL from BFT. The lease agreement expires on April 30, 2016. Lease payments are currently offset by the partial recognition of a deferred gain on sale from the sale of these towers to BFT in 2006, therefore no rental expense was reported for these towers for the years ended December 31, 2014 and 2015. On November 17, 2015, two of the towers were sold to an unrelated party and $0.3 million of the gain deferred in 2006 was recognized and reported in other income (expense), net. In addition, BFT prepaid rent of $0.7 million on behalf of the Company to the unrelated party. The prepaid rent will be repaid with monthly payments of $5,500 through November 17, 2025. Repayments of prepaid rent to BFT were approximately $8,000 for the year ended December 31, 2015.

On April 7, 2014, BFT entered into an agreement to demolish a radio tower that was leased to the Company for a radio station in Miami, FL. As a result of the tower demolition, the agreement requiring the Company to make monthly lease payments of approximately $3,000 per month to BFT was canceled and the Company forgave indebtedness of $0.3 million associated with notes receivable from BFT. The related party debt forgiveness was approved by the Audit Committee.

The Company leases radio towers for 23 radio stations in various markets from BFT. The lease agreements expire on December 28, 2020. Rental expense was $0.5 million for each of the years ended December 31, 2014 and 2015.

Wintersrun Communications, LLC

On December 31, 2015, the Company sold the tower for one radio station in Charlotte, NC to Wintersrun Communications, LLC, (“Wintersrun”) which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley and Brian E. Beasley, for $0.4 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease however, based on the terms of the lease agreement the $0.3 million gain on sale was deferred and will not be recognized until the Company’s continuing involvement is no longer present.

The Company leased a radio tower for one radio station in Augusta, GA from Wintersrun. Rental expense was approximately $31,000 and $24,000 for the years ended December 31, 2014 and 2015, respectively. On October 16, 2015, the tower was sold to an unrelated party and Wintersrun prepaid rent of $0.3 million on behalf of the Company to the unrelated party. The prepaid rent will be repaid with monthly payments of $2,559 through October 16, 2025. Repayments of prepaid rent to Wintersrun were approximately $6,000 for the year ended December 31, 2015.

GGB Las Vegas, LLC

The Company leases property for its radio stations in Las Vegas, NV from GGB Las Vegas, LLC which is controlled by George G. Beasley. The lease agreement expires on December 31, 2018. Rental expense was $0.2 million for each of the years ended December 31, 2014 and 2015.

GGB Estero, LLC

The Company leases property for its radio stations in Fort Myers, FL from GGB Estero, LLC which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The lease agreement expires on August 31, 2019. Rental expense was $0.2 million for each of the years ended December 31, 2014 and 2015.

GGB Augusta, LLC

The Company leases land for its radio stations in Augusta, GA from GGB Augusta, LLC which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The lease agreement expires on November 1, 2023. Rental expense was approximately $41,000 and $42,000 for the years ended December 31, 2014 and 2015, respectively.

Beasley Broadcasting Management, LLC

The Company leases its principal executive offices in Naples, FL from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. Rental expense was $0.2 million for each of the years ended December 31, 2014 and 2015.

Digital PowerRadio, LLC

On March 25, 2011, the Company contributed $250,000 to Digital PowerRadio, LLC (“DPR”) in exchange for 25,000 units or approximately 20% of the outstanding units. The Company contributed an additional $62,500 on February 14, 2012, $104,167 on July 31, 2012, $104,167 on April 10, 2013, $104,167 on April 4, 2014, and $166,667 on April 3, 2015 which maintained its ownership interest at approximately 20% of the outstanding units. The Company may be called upon to make additional pro rata cash contributions to DPR in the future. DPR is managed by Fowler Radio Group, LLC which is partly-owned by Mark S. Fowler, an independent director of the Company.

Employees

The compensation of Bruce G. Beasley and Caroline Beasley, son and daughter of George G. Beasley, is discussed above in “Executive Compensation.” Brian E. Beasley, son of George G. Beasley is currently employed by the Company and was paid $766,318 and $696,744 in 2014 and 2015, respectively. The amounts paid include a base salary, stock-based compensation and annual cash bonus. Bradley C. Beasley, son of George G. Beasley is currently employed by the Company and was paid $388,492 and $343,340 in 2014 and 2015, respectively. The amounts paid include a base salary and performance-based cash bonuses. Adam Lurie, son-in-law of Bruce G. Beasley is currently employed by the Company and was paid $205,210 and $262,068 in 2014 and 2015, respectively. The amounts paid include a base salary, commissions and performance-based cash bonuses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from each of the Company’s officers and directors, the Company believes that, for the year ended December 31, 2015, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website at www.bbgi.com.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2017, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 16, 2016. If we have not received notice on or before March 1, 2017 of any matter a stockholder intends to propose for a vote at the 2017 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies properly processed will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be properly processed and that your shares be represented. Stockholders are urged to promptly submit their proxies by telephone by following the instructions on the Notice of Availability of Proxy Materials.

This Proxy Statement and our 2015 Annual Report to Stockholders are available, beginning April 15, 2016, at our website www.bbgi.com. You may also access our Proxy Statement and 2015 Annual Report to Stockholders at www.beasleyproxy.com. Stockholders may obtain, free of charge, a copy of our Proxy Statement or our 2015 Annual Report to Stockholders by writing to Beasley Broadcast Group, Inc., Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples, Florida 34103. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

By Order of the Board of Directors

Caroline Beasley, Secretary

Dated: April 15, 2016

Naples, Florida

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 26, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Proxy Statement and Annual Report to Stockholders

are available at www.beasleyproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

¢	20830000000000000000 4	052616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:						2. Advisory resolution to approve executive compensation.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	George G. Beasley	(For All Classes of Common Stockholders)
		¡	Bruce G. Beasley	(For All Classes of Common Stockholders)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.

These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is March 31, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Caroline Beasley	(For All Classes of Common Stockholders)
		¡	Brian E. Beasley	(For All Classes of Common Stockholders)
		¡	Joe B. Cox	(For All Classes of Common Stockholders)
☐	FOR ALL EXCEPT (See instructions below)	¡	Allen B. Shaw	(For All Classes of Common Stockholders)
		¡	Mark S. Fowler	(For Class A Common Stockholders)
		¡	Herbert W. McCord	(For Class A Common Stockholders)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

0

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Caroline Beasley and Soni Dimond proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 26, 2016, at 12:00 p.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side.)

1.1	14475